Exhibit 99.1

NEWS RELEASE

Endocyte and ITM  Announce Long-Term Supply Agreement

for No-Carrier-Added Lutetium-177

–  Strategic Partnership Supports  Commercialization Beyond Ongoing Phase 3 VISION Trial of  177Lu-PSMA-617 –

West Lafayette, IN., and Garching, Germany, Jul.  9, 2018  –  Endocyte, Inc. (Nasdaq:ECYT), and ITM Isotopen Technologien München AG (ITM), a specialized radiopharmaceutical group of companies, announced today that ITM´s subsidiary, Isotope Technologies Garching GmbH (ITG), and Endocyte have signed a long-term global supply agreement for the highly purified, no-carrier-added Lutetium-177 (177Lu) EndolucinBeta® to support clinical and commercial supply of 177Lu-PSMA-617, through 2035.

“We are pleased to secure this long-term strategic partnership to ensure a reliable supply of no-carrier-added Lutetium-177 through commercialization,” said Mike Sherman, president and CEO of Endocyte.  “This agreement broadens and extends the supply agreement with ITG that we established earlier this year, supporting our ongoing phase 3 VISION trial of 177Lu-PSMA-617 for the treatment of advanced prostate cancer.”

Under the terms of the supply agreement, ITG will provide Endocyte with 100% of the Lutetium-177 required for the phase 3 VISION trial. ITG also will provide at least 50% and up to 100% of commercial supply at Endocyte’s request.  Endocyte will pay €5 million up-front to support the company´s ongoing expansion of worldwide manufacturing capacity for Lutetium-177. Additional terms of the agreement are not disclosed.

 “We are pleased to extend our collaboration with Endocyte as a trusted partner while they develop this important potential therapy for patients with advanced prostate cancer,” said Steffen Schuster, CEO of ITM. “We believe ITM is already well positioned to support the completion of Endocyte’s VISION trial and we are preparing to support the potential global commercialization of this therapy. With multiple manufacturing facilities around the world and an unrivaled logistics network, we are confident we will reliably meet the needs for this significant opportunity.”

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section. Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the personalized treatment of cancer. The company's drug conjugation technology targets therapeutics and companion imaging agents specifically to the site of diseased cells. Endocyte's lead program is a prostate specific membrane antigen (PSMA)-targeted radioligand therapy, 177Lu-PSMA-617, in phase 3 for metastatic castration-resistant prostate cancer (mCRPC). Endocyte also expects to have an Investigational New Drug application submitted in the fourth quarter of 2018 for its adaptor-controlled CAR T-cell therapy which will be studied initially in osteosarcoma. For additional information, please visit Endocyte's website at www.endocyte.com.

About ITM (ITM Isotopen Technologien München AG)

ITM Isotopen Technologien München AG is a privately held group of companies dedicated to the development, production and global supply of innovative diagnostic and therapeutic radionuclides and radiopharmaceuticals. Since its foundation in 2004, ITM and its subsidiaries have established GMP manufacturing and a robust global supply network of novel, first-in-class medical radionuclides and generator platform for a new generation of targeted cancer diagnostics and therapies. Furthermore, ITM is developing a proprietary portfolio and growing pipeline of targeted treatments in various stages of clinical development, which address a range of cancers such as neuroendocrine cancers and bone metastases. ITM’s main objectives, together with its scientific, medical and industrial collaboration partners worldwide, are to significantly improve outcomes and quality of life for cancer patients while at the same time reducing side-effects and improving health economics through a new generation of Targeted Radionuclide Therapies in Precision Oncology. For more information about ITM, please visit: www.itm.ag

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to Endocyte’s future development plans including those relating to the completion of pre-clinical development in preparation for possible future clinical trials, the anticipated initiation of a registration trial, and preparation for potential commercialization. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company or independent investigators may experience delays in the initiation or completion of clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from prior clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage pre-clinical data may not be indicative of subsequent data when expanded to additional pre-clinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; risks that expectations and estimates turn out to be incorrect, including estimates of the potential markets for the company’s product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, supply chain issues of any type, including timing of supply, projected cash needs, and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte Investor Contact:

Michael Schaffzin, Stern Investor Relations, Inc., (212) 362-1200, michael@sternir.com

ITM Media Contact:

Nicola Scharrer

Head of Marketing

Phone: +49 89 3298986-16

Email: Nicola.Scharrer@itm.ag